                                                                    Exhibit 99.1

(SPARTECH LOGO)

COMPANY CONTACTS:
George A. Abd                               Randy C. Martin
President and                               Executive Vice President and
Chief Executive Officer                     Chief Financial Officer
(314) 721-4242                              (314) 721-4242

FOR IMMEDIATE RELEASE
THURSDAY, SEPTEMBER 8, 2005

                         SPARTECH CORPORATION ANNOUNCES
                        THIRD QUARTER FISCAL 2005 RESULTS
                             -----------------------

ST. LOUIS, SEPTEMBER 8, 2005 - Spartech Corporation (NYSE:SEH) announced today its operating results for its third quarter ended July 30, 2005.

THIRD QUARTER 2005 HIGHLIGHTS:

- NET SALES INCREASED BY 21% TO $348.7 MILLION FOR THE QUARTER RESULTING IN OPERATING EARNINGS FOR THE QUARTER OF $13.2 MILLION, NEGATIVELY IMPACTED BY $8.5 MILLION OF SPECIAL ITEMS, COMPARED TO $24.9 MILLION IN THE PRIOR YEAR QUARTER.

- REPORTED EARNINGS PER SHARE WERE $.13 PER DILUTED SHARE, AFTER SPECIAL ITEMS, COMPARED TO $.36 PER DILUTED SHARE IN THE THIRD QUARTER OF 2004. EARNINGS PER DILUTED SHARE BEFORE SPECIAL ITEMS WERE $.30.

- CASH FLOWS PROVIDED BY OPERATIONS FOR THE QUARTER TOTALED $52.2 MILLION COMPARED TO $18.4 MILLION IN THE PRIOR YEAR QUARTER, REPRESENTING THE HIGHEST QUARTERLY CASH FLOWS FROM OPERATIONS IN OUR COMPANY'S HISTORY, ALLOWING US TO PAY DOWN DEBT BY MORE THAN $38 MILLION.

- THE RESTRUCTURING PLANS TO CONSOLIDATE, SELL OR CLOSE SEVEN PLANTS ARE PROGRESSING AS ANNOUNCED IN OUR Q2 EARNINGS RELEASE.

EARNINGS OUTLOOK:

- THE COMPANY IS ON TARGET WITH THE EARNINGS GUIDANCE GIVEN LAST QUARTER. AT THAT TIME WE INDICATED EARNINGS FOR THE SECOND HALF OF FISCAL 2005 WOULD BE $.56 TO $.61 PER DILUTED SHARE BEFORE SPECIAL ITEMS AND, WITH THE CURRENT QUARTER'S PERFORMANCE AND OUR FOURTH QUARTER EARNINGS GUIDANCE OF $.26 TO $.31 PER DILUTED SHARE BEFORE SPECIAL ITEMS, WE EXPECT TO MEET THAT GOAL. NOT INCLUDED IS THE IMPACT OF THE BUSINESS AND ASSET SALES IN THE FOURTH QUARTER OF 2005 WHICH ARE CURRENTLY EXPECTED TO RESULT IN A SPECIAL GAIN OF $.03 TO $.04 PER DILUTED SHARE.

- OUR GUIDANCE DOES NOT TAKE INTO ACCOUNT ANY IMPACT FROM THE RECENT NATURAL DISASTER THAT HAS OCCURRED IN LOUISIANA, ALABAMA AND MISSISSIPPI. OUR FACILITIES IN TUPELO, MS AND LAKE CHARLES, LA WERE ONLY MINIMALLY AFFECTED PHYSICALLY, BUT THE REPERCUSSIONS RELATED TO LOGISTICS COSTS, RAW MATERIAL SUPPLY, AND RAW MATERIAL PRICING HAVE YET TO BE DETERMINED.

- OUR PRELIMINARY EARNINGS GUIDANCE FOR 2006 IS WITHIN THE CURRENT RANGE OF ANALYST ESTIMATES AT $1.23 TO $1.33 PER DILUTED SHARE FOR THE FULL 2006 FISCAL YEAR WITH GUIDANCE FOR OUR SEASONALLY LOW FIRST QUARTER IN THE RANGE OF $.17 TO $.20 PER SHARE.

SPARTECH CORPORATION
THIRD QUARTER 2005 EARNINGS
ADD 1


OVERVIEW OF RESULTS

Sales for the third quarter of 2005 were $348.7 million, a 21% increase compared to the same period in 2004. This total was driven by a 10% increase from the late 2004 acquisition of VPI and a 15% positive price/mix impact following the significant resin price increases during the last half of 2004 and first half of 2005 partially offset by a decrease in underlying volume of 4%. Operating earnings reported for the third quarter of 2005 were $13.2 million compared to $24.9 million in the prior year third quarter. Included in operating earnings for the quarter was $8.5 million of special charges primarily related to plant restructurings, the termination of the lease on our corporate jet, and a charge resulting from the retirement agreement with the former CEO of the Company.

Reported net earnings totaled $4.3 million and diluted earnings per share of $.13 for the third quarter of 2005 compared to $11.7 million or $.36 per diluted share in the third quarter of 2004. Net earnings, excluding special items of $5.4 million after tax, were $9.6 million or $.30 per diluted share for the third quarter of 2005. To clarify our discussions of performance compared to the prior year periods we have included certain non-GAAP measures that exclude special items, refer to the GAAP to non-GAAP financial measurements reconciliations at the end of this release. The business generated the highest level of quarterly cash flows from operations in the Company's history of $52.2 million and paid down more than $38 million of debt.

Commenting on the results, George A. Abd, President and CEO, stated, "Overall our performance was consistent with our estimates and expectations going into the quarter. Our primary goals were to make significant progress on our restructuring activities, generate strong cash flows from operations, and initiate further actions to improve our cost structure. We have made solid progress on our restructuring activities and our change of focus, stressing free cash flow as a key driver of return on investment, which has already begun to achieve results and will remain a focused financial metric in our business model moving forward.

"There were several external and internal factors that influenced the results. Externally, resin prices saw some decreases early in the quarter, but regained some momentum for increases by the end of the third quarter that kept the prices at a 10-30% higher level on average than the comparable prior year period, depending on the resin type. General demand softened related to both our seasonal trends in the late summer months and slowing volumes in certain markets, namely automotive, recreation & leisure, and film. In addition many customers began reducing inventory early in the quarter as raw material prices began retreating."

Mr. Abd further stated, "The key internal factors affecting performance were the breadth of the effort involved in completing the plant restructurings announced in February 2005, as well as the completion of four new production line installations which occurred during the quarter. We have seen limited benefit from the restructuring efforts to date, but we expect the previously announced actions to be complete and the majority of the facilities to be sold by the end of 2005. We continue to address further cost reduction efforts across our operating facilities and expect that we will continue to initiate actions that will help reduce our cost structure for 2006 and longer term, as evidenced by the subsequent cost reduction item discussed later in this release.

"The four new lines which were installed in our Evanston, IL, Muncie, IN, Cape Girardeau, MO and Donchery, France facilities, have significantly increased our capacity and capabilities for our fastest growing market segments with high technology, multi-layer, and high clarity sheet products. Combined with the new product development activities at our Material and Product Development Centers, these capabilities will be a driver for growth in these higher value markets.

"The focus on cost reduction, earnings improvement, and tight controls on working capital and capital expenditures is being driven throughout our organization. We plan to build a company that provides World Class levels of Service, Quality and Cost, enabling strong growth in new application opportunities that fuel our earnings enhancement. We are only one quarter into this journey but the first steps have been positive."

SPARTECH CORPORATION
THIRD QUARTER 2005 EARNINGS
ADD 2


SEGMENT RESULTS

CUSTOM SHEET & ROLLSTOCK -- Net sales in our Custom Sheet & Rollstock segment were $221.8 million in the third quarter of fiscal 2005, an increase of 16% from the $190.8 million produced in the same three month period of 2004. This sales increase was attributable to our late fiscal 2004 acquisition of VPI contributing 7% and the 16% positive impact of price/mix changes driven mostly by increases in resin prices, which were partially offset by the decline in volume of 7%. Excluding the effect of a decrease in volume from lower-priced dunnage material for this segment's largest customer, the decrease in underlying volume was 4% related to a general softness in third quarter 2005 volume compared to a particularly robust underlying volume growth quarter in 2004 of 20%. The decrease in the segment's operating earnings includes the impact of the special items. The segment's operating earnings excluding special items declined $1.1 million or 5% and represented 10.2 cents per pound sold in the third quarter of 2005 compared to 10.6 cents per pound sold in the prior year period. This per pound decrease is largely due to the lower underlying sales volume coupled with an increase in conversion costs. Operating earnings for the third quarter of 2005 also included operating losses for a business held for sale of $.3 million that were not classified as special items.

   (IN MILLIONS)                   THIRD QUARTER              FIRST NINE MONTHS
                                -------------------          -------------------
                                 2005         2004             2005        2004
                                -------     -------          --------    -------
    Net Sales                   $ 221.8     $ 190.8          $  649.6    $ 529.6
                                =======     =======          ========    =======

    Operating Earnings          $  18.7     $  19.9          $   36.2    $  55.4
                                =======     =======          ========    =======

    Operating Earnings,
    excluding Special Items     $  18.8     $  19.9          $   45.7    $  55.4
                                =======     =======          ========    =======

COLOR & SPECIALTY COMPOUNDS -- Our Color & Specialty Compounds segment saw its sales increase sharply to $106.6 million or 32% greater than last year's $80.7 million. Approximately 19% of this increase was the result of the Company's VPI acquisition, with an additional 15% increase driven by price/mix changes, and a 2% decline in underlying growth. The small decline in internal pounds sold reflects a decrease in sales of toll-compound material to one customer in the electronics market. Excluding the decrease for this tolling customer, the underlying sales growth was 3%, primarily related to the Building & Construction market for our roofing customers. The decrease in the segment's operating earnings includes the impact of the special items. Operating earnings excluding special items declined by about 8% or from 4.7 cents per pound sold in the third quarter of 2004 to 3.9 cents per pound sold in third quarter of 2005. This decrease in operating earnings reflects increases in conversion costs at our Donchery, France facility, and the sluggish sales volume.

   (IN MILLIONS)                    THIRD QUARTER          FIRST NINE MONTHS
                                --------------------     ---------------------
                                  2005        2004         2005         2004
                                --------    --------     --------     --------
    Net Sales                   $  106.6    $   80.7     $  317.1     $  235.2
                                ========    ========     ========     ========

    Operating Earnings          $    2.9    $    7.3     $   11.3     $   21.1
                                ========    ========     ========     ========


    Operating Earnings,
    excluding Special Items     $    6.7    $    7.3     $   19.6     $   21.1
                                ========    ========     ========     ========

SPARTECH CORPORATION
THIRD QUARTER 2005 EARNINGS
ADD 3


ENGINEERED PRODUCTS -- Our Engineered Products segment (formerly the Molded & Profile Products segment) recorded a sales increase of 23% in the third quarter of 2005 -- $20.3 million compared to $16.5 million in last year's third quarter. New customers in Lawn & Garden added by our wheels business resulted in the majority of this increase. The decrease in the segment's operating earnings includes the impact of the special items. Operating earnings excluding special items were $30 thousand in the third quarter of 2005 compared to $1.4 million in the same period of 2004. The operating earnings for the third quarter of 2005 also included operating losses for an operation held for sale of $.5 million that were not classified as special items. The remaining decrease in operating earnings resulted from delays in the ramp up and higher than expected start-up costs associated with new production capacity at two operations. The segment's acrylic rod and tube business showed consistent performance and the Spartech Marine operation has shown steady improvement over the past year.

(IN MILLIONS)                    THIRD QUARTER              FIRST NINE MONTHS
                             ----------------------      -----------------------
                               2005          2004          2005           2004
                             --------      --------      --------       --------
Net Sales                    $   20.3      $   16.5      $   64.1       $   52.2
                             ========      ========      ========       ========

Operating Earnings           $    (.2)     $    1.4      $   (1.3)      $    5.2
                             ========      ========      ========       ========

Operating Earnings,
excluding Special Items      $     --      $    1.4      $    2.4       $    5.2
                             ========      ========      ========       ========

CASH FLOW PERFORMANCE

Changes in working capital accounts provided $32.1 million of cash flow in the third quarter of fiscal 2005. This improvement is partially due to the decrease in underlying sales volume, but also reflects improvement in average days sales outstanding and inventory turnover in the third quarter of fiscal 2005 reflecting additional focus on the management of net working capital levels. The quarter's performance resulted in the Company's highest level of net cash provided by operating activities for any one quarter in the Company's history, totaling $52.2 million in the third quarter of this year, and drove the increase in net cash provided by operating activities from $16.6 million in the nine months ended July 31, 2004 to $62.3 million in the nine months ended July 30, 2005. As a result, we paid down more than $38 million in debt in the third quarter of 2005 and expect to exceed our target of $50 million of debt reduction in the second half of fiscal 2005. We continue to implement aggressive goals and expand management tracking and analysis techniques to further improve our working capital levels, as well as new criteria for capital investments for greater focus on competing projects that can produce the highest level of return on invested capital.

SPECIAL ITEMS

In the second quarter of fiscal 2005, the Company initiated several operational changes to enhance short-term operating performance and longer term operating efficiencies. The plan involved the closing and sale of certain plant facilities segregated into three categories: (i) the elimination of two non-core operations, (ii) the consolidation of capacity for three similar operations, and
(iii) the transfer of synergistic or new business to two other existing operations. We made solid progress in executing this plan in the third quarter. Subsequent to July 30, 2005, we have reached agreements to sell three operations and we expect further sales of some of the other facilities by the end of 2005. The agreements reached on these activities to date would result in an approximately $2 million non-operating pre-tax gain upon sale in the fourth quarter of 2005, but the remaining assets held for sale could offset some portion of this amount depending on the timing and amount of proceeds received from the remaining disposals.

In May 2005, we made a decision to sell an operating line that had been added to the Color & Specialty Compounds segment in 2004. This decision was made possible as a result of the late 2004 VPI acquisition and analysis of the capabilities and capacity within the newly acquired facility. A non-cash impairment charge of $3.7 million was recognized as part of the restructuring and exit costs in the third quarter. We are

SPARTECH CORPORATION
THIRD QUARTER 2005 EARNINGS
ADD 4


continuing to evaluate the Company's other operations which may lead to further plant restructuring decisions, related exit costs, and property, plant and equipment write downs for opportunities where additional short and longer term efficiencies are deemed to be achievable. Any such charges would be recorded when those decisions are made and a plan is initiated. Refer to our subsequent cost reduction item discussion below.

In May, we also decided to terminate the lease on our Company jet, which resulted in termination fees and selling expenses of $.8 million in the third quarter of 2005, but savings in operating expenses of approximately $1.0 million annually. We entered into a retirement agreement with the former CEO of the Company. The retirement agreement includes various terms and conditions pertaining to payments and benefits paid to him that resulted in a charge to our operating earnings in the third quarter of fiscal 2005 of $3.6 million, including $.8 million of non-cash expenses.

In our second quarter release, we estimated these special items would collectively result in a $8.7 million charge in the third quarter of 2005. The actual charges for special items in the third quarter of 2005 totaled $8.5 million, $4.6 million of which was non-cash. We expect $.3 million of additional special item costs in the fourth quarter of 2005, primarily related to transfer of production from the final operation of the original seven plants restructured.

SUBSEQUENT COST REDUCTION ITEM

In addition to the impending sales of the assets related to the original seven-plant restructuring in 2005, we have initiated a plan to consolidate two of our compounding production facilities into one plant in Donora, Pennsylvania. We currently have two facilities in Donora that will be combined into one with the other converting to a warehouse operation to service the customers and production from both plants. The plan also involves moving certain lines or production to other existing compounding facilities. The six-month project, with some capital investment that will also benefit the existing operation, is estimated to require $.7 million in exit costs and result in estimated savings, when completed, of more than $1.5 million annually. The savings are primarily related to personnel related costs and electricity rate advantages and are not expected to show much benefit until late in the second half 2006 with the full benefit impacting our fiscal year 2007. We expect to incur approximately $.3 million of the exit costs related to this project in the fourth quarter of 2005 and likely incur the remaining $.4 million of the costs in the first quarter of 2006.

EARNINGS GUIDANCE

The Company is on target with the earnings guidance given last quarter. At that time, we indicated earnings for the second half of fiscal 2005 would be $.56 to $.61 per diluted share before special items, and with the current quarter's performance and our fourth quarter earnings guidance of $.26 to $.31 per diluted share before special items, we expect to meet that goal. Not included is the impact of the business and asset sales in the fourth quarter of 2005 which are currently expected to result in a special gain of $.03 to $.04 per diluted share. This guidance does not take into account any impact from the recent natural disaster that has occurred in Louisiana, Alabama and Mississippi. Our facilities in Tupelo, MS and Lake Charles, LA were only minimally affected physically, but the repercussions related to logistics costs, raw material supply, and raw material pricing have yet to be determined.

We are also providing preliminary guidance for the first quarter and the full year of fiscal 2006. Given the seasonality of our business, we believe it is important to emphasize the first quarter earnings expectations relative to the full year, since the November through January quarter includes the holiday season that traditionally experiences year end shutdowns by several markets that we serve. Our earnings guidance for the first quarter is a range of $.17 to $.20 per diluted share. Our guidance for fiscal year 2006 is within the current range of analyst estimates at $1.23 to $1.33 per diluted share. These estimates consider the recent signals of a general softness in demand, the implementation of the restructuring activities that have already been announced, and a challenging petrochemical pricing environment related to record high oil and natural gas prices. The current expected impact of the planned restructuring activities for 2006 are included in our guidance. These restructuring activities contemplate the completed closings, consolidations, or sale of the

SPARTECH CORPORATION
THIRD QUARTER 2005 EARNINGS
ADD 5

seven facilities announced in 2005 and the recently announced consolidation of production at our Donora, Pennsylvania compounding facility which is estimated to incur costs of approximately $.4 million in our first quarter of 2006 with future savings that will only marginally benefit the second half of fiscal 2006. Our 2006 guidance does not include the impact of Statement of Financial Accounting Standards 123R, Share-Based Payment, for recognizing expense related to the award of equity instruments which will be required to be adopted in our first quarter of 2006. An approximate impact of the adoption of this standard on our historical earnings per share has been presented on a pro forma basis with our quarterly and annual financial statements and has historically ranged from 5 cents to 10 cents dilutive on the reported fiscal year earnings per share.

NON-GAAP MEASURES

Management believes that operating earnings, net income, and earnings per share excluding special items, which are non-GAAP measurements, are meaningful to investors because they provide a view of the Company with respect to ongoing operating results. Special items (restructuring & exit costs, fixed asset charges, elimination of the corporate plane, and the former CEO retirement) represent significant charges that are important to an understanding of the Company's overall operating results in the periods presented. Such non-GAAP measurements are not recognized in accordance with generally accepted accounting principles (GAAP) and should not be viewed as an alternative to GAAP measures of performance. A reconciliation of GAAP measurements to non-GAAP can be found at the end of this release.

                                  * * * * * * *

Spartech Corporation is a leading producer of engineered thermoplastic materials, polymeric compounds and concentrates, and engineered product solutions, which following the 2005 announced plant restructurings, will have 43 facilities located throughout the United States, Canada, Mexico, and Europe, with annual production capacity of more than 1.4 billion pounds and sales of more than $1.2 billion, annually.

SAFE HARBOR FOR FORWARD-LOOKING STATEMENTS

This release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 that relate to future events and expectations. Forward-looking statements include those containing such words as "anticipates," "believes," "estimates," "expects," "would," "should," "will," "will likely result," "forecast," "outlook," "projects," and similar expressions. Forward-looking statements are based on management's current expectations and include known and unknown risks, uncertainties and other factors, many of which management is unable to predict or control, that may cause actual results, performance or achievements to differ materially from those expressed or implied in the forward-looking statements. Important factors that could cause actual results to differ materially from those in the forward-looking statements include: (a) adverse changes in economic or industry conditions generally, including global supply and demand conditions and prices for products of the types produced by Spartech; (b) material adverse changes in the markets we serve, including the transportation, packaging, building and construction, recreation and leisure, and other markets, some of which tend to be cyclical; (c) our inability to achieve the level of cost savings, productivity improvements, synergies, growth or other benefits anticipated from acquired businesses and their integration; (d) volatility of prices and availability of supply of energy and of the raw materials that are critical to the manufacture of our products, particularly plastic resins derived from oil and natural gas; (e) our inability to predict accurately the costs to be incurred or savings to be achieved in connection with announced production plant restructurings; (f) adverse findings in significant legal or environmental proceedings or our inability to comply with applicable environmental laws and regulations; (g) our inability to achieve operational efficiency goals or cost reduction initiatives; (h) our inability to develop and launch new products successfully (i) our inability to predict accurately the start-up costs associated with the new Donchery, France facility or the expansion of the existing wheel production capacity; (j) restrictions imposed on Spartech by instruments governing its indebtedness, and the possible inability to comply with requirements of those instruments, (k) weaknesses in internal controls; and
(l) other risk factors summarized in reports filed by Spartech with the Securities and Exchange Commission. Spartech assumes no duty to update its forward-looking statements.

SPARTECH CORPORATION
THIRD QUARTER 2005 EARNINGS
ADD 6


                      SPARTECH CORPORATION AND SUBSIDIARIES
                 CONSOLIDATED CONDENSED STATEMENT OF OPERATIONS
         (Unaudited and dollars in thousands, except per share amounts)


                                           QUARTER ENDED                 NINE MONTHS ENDED
                                     --------------------------      --------------------------
                                      JULY 30,        JULY 31,        JULY 30,        JULY 31,
                                        2005            2004            2005            2004
                                     ----------      ----------      ----------      ----------
NET SALES                            $  348,672      $  288,035      $1,030,842      $  817,089
                                     ----------      ----------      ----------      ----------

Costs and Expenses

    Cost of sales                       308,839         247,078         917,981         698,997
    Selling and administrative           16,923          15,274          52,739          44,359
    Restructuring & Exit Costs            4,639              --          12,258              --
    Former CEO Retirement                 3,645              --           3,645              --
    Fixed Asset Charge                      206              --          10,592              --
    Amortization of intangibles           1,264             749           3,936           1,950
                                     ----------      ----------      ----------      ----------
                                        335,516         263,101       1,001,151         745,306
                                     ----------      ----------      ----------      ----------

OPERATING EARNINGS                       13,156          24,934          29,691          71,783
    Interest                              6,362           5,981          19,214          18,486
                                     ----------      ----------      ----------      ----------

EARNINGS BEFORE INCOME TAXES              6,794          18,953          10,477          53,297
    Income Taxes                          2,505           7,241           3,450          20,360
                                     ----------      ----------      ----------      ----------

NET EARNINGS                         $    4,289      $   11,712      $    7,027      $   32,937
                                     ==========      ==========      ==========      ==========


NET EARNINGS PER COMMON SHARE:

    Basic                            $      .13      $      .36      $      .22      $     1.06
                                     ==========      ==========      ==========      ==========
    Diluted                          $      .13      $      .36      $      .22      $     1.04
                                     ==========      ==========      ==========      ==========


DIVIDENDS PER COMMON SHARE           $      .12      $      .11      $      .36      $      .33
                                     ==========      ==========      ==========      ==========

SPARTECH CORPORATION
THIRD QUARTER 2005 EARNINGS
ADD 7


                      SPARTECH CORPORATION AND SUBSIDIARIES
                      CONSOLIDATED CONDENSED BALANCE SHEET
                             (Dollars in thousands)


                                                              JULY 30, 2005
                                                                (UNAUDITED)    OCT. 30, 2004
                                                              -------------    -------------
                                     ASSETS

CURRENT ASSETS

    Cash and equivalents                                        $   13,830      $   48,954
    Receivables, net                                               193,596         188,427
    Inventories                                                    144,394         142,035
    Prepaids and other                                              17,053          20,718
                                                                ----------      ----------
        TOTAL CURRENT ASSETS                                       368,873         400,134

PROPERTY, PLANT AND EQUIPMENT, NET                                 316,507         330,745
GOODWILL                                                           358,382         361,957
OTHER INTANGIBLE ASSETS, NET                                        42,330          44,067
OTHER ASSETS                                                        18,409          12,711
                                                                ----------      ----------
               TOTAL ASSETS                                     $1,104,501      $1,149,614
                                                                ==========      ==========

                      LIABILITIES AND SHAREHOLDERS' EQUITY

CURRENT LIABILITIES

    Current maturities of long-term debt                        $   18,315      $   18,027
    Accounts payable                                               121,226         116,386
    Accrued liabilities                                             45,947          44,223
                                                                ----------      ----------
        TOTAL CURRENT LIABILITIES                                  185,488         178,636
                                                                ----------      ----------

LONG-TERM DEBT                                                     407,916         456,064
DEFERRED TAXES AND OTHER LONG-TERM LIABILITIES                      99,549          97,182

SHAREHOLDERS' EQUITY                                               411,548         417,732
                                                                ----------      ----------
               TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY       $1,104,501      $1,149,614
                                                                ==========      ==========

SPARTECH CORPORATION
THIRD QUARTER 2005 EARNINGS
ADD 8


                      SPARTECH CORPORATION AND SUBSIDIARIES
                 CONSOLIDATED CONDENSED STATEMENT OF CASH FLOWS
                      (Unaudited and dollars in thousands)

                                                                    NINE MONTHS ENDED
                                                              -----------------------------
                                                              JULY 30, 2005   JULY 31, 2004
                                                              -------------   -------------
CASH FLOWS FROM OPERATING ACTIVITIES

    Net earnings                                                 $  7,027       $ 32,937
    Adjustments to reconcile net earnings
        to net cash provided by operating activities:
           Fixed Asset Charge                                      10,592             --
           Restructuring & Exit Costs                              10,764             --
           Former CEO Retirement                                      831             --
           Depreciation and amortization                           30,633         25,484
           Change in current assets and liabilities,
               net of the effects of acquisitions                   4,750        (43,953)
    Other, net                                                     (2,263)         2,181
                                                                 --------       --------
        NET CASH PROVIDED BY OPERATING ACTIVITIES                  62,334         16,649
                                                                 --------       --------

CASH FLOWS FROM INVESTING ACTIVITIES

    Capital expenditures                                          (31,267)       (22,695)
    Retirement of assets, net                                          89             --
    Business acquisition                                           (1,224)        (1,418)
    Outsourcing acquisition                                            --         (8,141)
                                                                 --------       --------
        NET CASH USED FOR INVESTING ACTIVITIES                    (32,402)       (32,254)
                                                                 --------       --------

CASH FLOWS FROM FINANCING ACTIVITIES
    Bank credit facility (payments)/
        borrowings, net                                           (48,020)       (27,199)
    Issuance of common stock                                           --         60,922
    Payments on bonds and leases                                     (624)           (99)
    Cash dividends on common stock                                (11,547)       (10,297)
    Stock options exercised                                         1,980          2,518
    Treasury stock acquired                                        (6,846)          (677)
                                                                 --------       --------
        NET CASH (USED FOR)/PROVIDED BY

           FINANCING ACTIVITIES                                   (65,057)        25,168
                                                                 --------       --------

    Effect of exchange rate changes on cash and equivalents             1             75
                                                                 --------       --------

(DECREASE)/INCREASE IN CASH AND EQUIVALENTS                       (35,124)         9,638
CASH AND EQUIVALENTS AT BEGINNING OF PERIOD                        48,954          3,779
                                                                 --------       --------

CASH AND EQUIVALENTS AT END OF PERIOD                            $ 13,830       $ 13,417
                                                                 ========       ========

SPARTECH CORPORATION
THIRD QUARTER 2005 EARNINGS
ADD 9

                              SPARTECH CORPORATION
                            (IN THOUSANDS, UNAUDITED)

Management believes that operating earnings, net income, and earnings per share excluding special items, which are non-GAAP measurements, are meaningful to investors because they provide a view of the Company with respect to ongoing operating results. Special items (restructuring & exit costs, fixed asset charges, and the former CEO retirement) represent significant charges that are important to an understanding of the Company's overall operating results in the periods presented. Such non-GAAP measurements are not recognized in accordance with generally accepted accounting principles (GAAP) and should not be viewed as an alternative to GAAP measures of performance. The following reconciles GAAP to non-GAAP measures for operating earnings, net income, and earnings per share excluding special items used within this release.

                                            THREE MONTHS ENDED           NINE MONTHS ENDED
                                          ----------------------      ----------------------
                                          JULY 30,      July 31,      JULY 30,      July 31,
                                            2005          2004          2005          2004
                                          --------      --------      --------      --------
Operating Earnings (GAAP)                 $ 13,156      $ 24,934      $ 29,691      $ 71,783

     Restructuring & Exit Costs              4,639            --        12,258            --
     Fixed Asset Charge                        206            --        10,592            --
     Former CEO Retirement                   3,645            --         3,645            --
                                          --------      --------      --------      --------

Operating Earnings Excluding
Special Items (Non-GAAP)                  $ 21,646      $ 24,934      $ 56,186      $ 71,783
                                          ========      ========      ========      ========

Net Earnings (GAAP)                       $  4,289      $ 11,712      $  7,027      $ 32,937

     Restructuring & Exit Costs, net         2,927            --         7,727            --
     Fixed Asset Charge, net                   130            --         6,673            --
     Former CEO Retirement, net              2,300            --         2,300            --
                                          --------      --------      --------      --------

Net Earnings Excluding
Special Items (Non-GAAP)                  $  9,646      $ 11,712      $ 23,727      $ 32,937
                                          ========      ========      ========      ========

Earnings Per Diluted Share
(GAAP)                                    $    .13      $    .36      $    .22      $   1.04

     Restructuring & Exit Costs, net           .09            --           .24            --
     Fixed Asset Charge, net                   .01            --           .21            --
     Former CEO Retirement, net                .07            --           .07            --
                                          --------      --------      --------      --------

Earnings Per Diluted Share
Excluding Effect of Special Items
(Non-GAAP)                                $    .30      $    .36      $    .74      $   1.04
                                          ========      ========      ========      ========